Exhibit 14.1

CODE OF BUSINESS CONDUCT

November 2007

CODE OF BUSINESS CONDUCT

POLICY STATEMENT

It is the policy of Abraxis BioScience, Inc. and its operating subsidiary Abraxis BioScience, LLC (collectively, the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the countries in which it does business. This Code of Business Conduct (the “Code”) applies to the Company’s employees, officers and directors. The terms “person” or “individual” as used in this Code refer to individuals subject to this Code. This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of this Code; and

•	accountability for adherence to this Code.

The Company has established standards for behavior that affect the Company, and officers, directors and employees should pattern their daily performance in compliance with those standards. The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, the Chief Compliance Officer or other appropriate personnel when in doubt about the best course of action in a particular situation. For purposes of this Code, the “Chief Compliance Officer” shall be the General Counsel of the Company. Additionally, officers, directors and employees should promptly report any suspected misconduct, illegal activities or fraud, including any questionable accounting, internal accounting controls and auditing matters, or other violations of laws, rules, regulations or this Code in accordance with the Company’s Whistleblower Policy. Individuals reporting such violations in good faith will not be subject to retaliation. Any person in or aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines set forth in the Company’s Whistleblower Policy and under the heading “Compliance and Reporting” below.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Company. Corporate policies and procedures provide details pertinent to many of the provisions of this Code. Officers, directors and employees are expected to be aware of, and to act in accordance with, both this Code and the Company’s other policies and procedures at all times. Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification. Failure to adhere to this Code or the Company’s other policies and procedures may lead to disciplinary action, up to and including termination.

APPROVALS AND WAIVERS

Certain provisions of this Code require officers, directors or employees to act, or refrain from acting, unless prior approval is received from the appropriate official. Persons requesting approval pursuant to this Code should submit such request in writing to the Chief Compliance Officer. Approvals relating to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, must be obtained from the Company’s Audit Committee. All other approvals may be granted by the Chief Compliance Officer. Individuals may contact the Chief Compliance Officer for additional information on obtaining approvals.

Other provisions of this Code require officers, directors or employees to act, or refrain from acting, in a particular matter and do not permit exceptions based on obtaining an approval. Waiver of those provisions may only be granted by the Audit Committee, and changes in this Code may only be made by the Board of Directors.

COMPANY COMMITMENT

The Company will compete lawfully and ethically in the marketplace. The Company will act responsibly in its relationships with healthcare professionals, patients, hospitals, academic institutions, governments, regulatory entities, partners, customers, suppliers and vendors. The Company will be honest and fair in all of its business dealings. To keep this promise, the Company will:

•	follow all antitrust and competition laws;

•	market products honestly, in accordance with laws and regulations;

•	gather business intelligence properly;

•	comply with all healthcare law obligations and generally respect our regulatory requirements;

•	ensure patient privacy by keeping medical information confidential; and

•	follow customs and anti-boycott laws.

The Company will not:

•	make illegal payments to government officials; or

•	offer or accept questionable gifts or entertainment.

CONFLICTS OF INTEREST

A conflict of interest arises any time an individual’s personal, social, financial or political interests or activities influence his or her ability to act in the best interests of the Company. Even the appearance of a conflict of interest may damage the Company’s reputation. All individuals must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships. Officers, directors and employees must disclose any potential conflicts of interest to the Chief Compliance Officer, who will advise as to whether or not the Company believes a conflict of interest exists. In addition, all transactions between the Company, on the one hand, and its directors or executive officers (or their immediate family members), on the other hand, are subject to approval or ratification in accordance with the Company’s Related Person Transaction Policy and Procedures.

The following are several examples of potential conflicts of interest:

Personal Investments or Transactions

The Company respects an individual’s right to manage his or her investments and does not wish to interfere with his or her personal life. At the same time, an individual is responsible for avoiding situations that present (or create the appearance of) a potential conflict between his or her interests and those of the Company. To be too specific involves the risk of restricting the application of this policy. However, there are obvious situations that can result in a conflict of interest, such as an individual or his or her family member:

•	having a substantial financial interest in a supplier, competitor or customer of the Company;

•	taking advantage of the Company’s corporate opportunities for personal profit; or

•	receiving fees, commissions or other compensation from a supplier, competitor or customer of the Company.

Personal Relationships

To avoid conflicts of interest, the Company discourages hiring close relatives in the same business unit. The actions of family members and close personal friends outside the workplace can also create a conflict of interest if an individual loses objectivity when making business decisions because of those actions.

Outside Employment

A conflict of interest may exist if an individual’s outside business or other interests can affect his or her motivation or performance as a Company employee. A second job or affiliation with a Company competitor is not allowed. A second job or affiliation with a customer, supplier or provider of goods or services is discouraged, but may be allowed with proper management approval. Even when outside employment is allowed, employees are still bound by all confidentiality agreements with the Company.

Acceptance of Gifts, Entertainment, Loans or Other Favors

Conflicts of interest are not always obvious, and many may arise despite an individual’s best intentions. While business courtesies are encouraged, the Company prohibits an individual (or someone from his or her immediate family) from receiving gifts, services, perks, entertainment or other items of more than token or nominal monetary value from the Company’s suppliers or customers (nominal value shall not exceed $25). Moreover, such gifts are permitted only if they are not made or received on a regular or frequent basis.

In some countries outside of the United States, the non-acceptance of a gift may damage the business relationship with the vendor. In that case, the individual should consult with his or her manager or the Company’s Legal Department.

BUSINESS RELATIONSHIPS

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee, officer or director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair business practice.

No employee may enter into any agreement binding the Company without authorization. The Company has instituted contract and signature approval policies that identify those individuals who have the authority to approve and sign contracts binding the Company and its subsidiaries. If there are any questions about which employees have signature authority for a given contract, contact the Chief Compliance Officer or the Company’s Legal Department.

Officers, directors and employees are expected to maintain the confidentiality of information about projects, pricing or technology that is shared by the Company’s customers and/or suppliers. Individuals should refer to the Company’s confidentiality agreement policy for further information.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what the Company can do with another company and what the Company can do on its own. Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers. Employees may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports.

Examples of unlawful agreements with competitors include:

•	agreeing upon sales or list price;

•	exchanging bids with competitors;

•	allocating territories, customers or markets;

•	determining a price range;

•	setting up a rotation method of bids among competitors;

•	limiting output or restricting delivery schedules; and

•	determining discounts, rebates or credit terms.

Failure to comply with these laws can lead to criminal prosecution and fines for companies as well as individuals and jail terms for individuals. An individual responsible for areas of the business where these laws apply must be aware of them and their implications and, in particular, know how they apply in the country where he or she operates. These laws are complex, and those outside the United States may be more stringent than U.S. laws. Individuals are expected to ask for advice from the Company’s Legal Department before acting.

Marketing Integrity

The Company is committed to fair competition. This means, among other things, abiding by all laws that apply to the Company’s marketing activities. Under these laws, it is illegal to use unfair methods of competition or unfair or deceptive acts or practices in commerce. This prohibition includes, but is not limited to:

•	false or misleading advertising or any other form of misrepresentation made in connection with sales;

•	the use of lotteries in the sale of products;

•	bribery of competitors’ or customers’ employees; and

•	unfair comments about competitors’ products.

Bribery/Corruption

The Company is committed to the highest business conduct standards wherever it operates. The Company observes these standards worldwide, even at the risk of losing business. While no one can anticipate all the situations that may present challenges to Company employees doing business in the worldwide marketplace, the following guidelines always apply:

•	Observe all laws, rules and regulations, both U.S. and non-U.S., that apply to business abroad.

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Paying bribes to government officials is absolutely prohibited, even if those bribes are commonly practiced by other companies, except for facilitating payments (see section below under the heading “Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action”). Company employees may not give, promise to give or authorize the giving to a foreign official, a foreign political party or official thereof, or any candidate for foreign political office any money or gift; give, promise to give or authorize the giving of anything of value to influence any act or decision by such official, party or candidate; induce or attempt to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate; or induce or attempt to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

•	Do not cooperate with illegal boycotts.

•	Observe all licensing requirements and the requirements of applicable import and export control laws.

•	Do not enter into an agreement with an agent or consultant that relates to the Company’s business outside the United States unless all appropriate approvals have been obtained.

The laws governing the Company’s business in foreign countries are extensive and complex, and may be different from those in the United States. No new services or products should be offered in any new country without prior approval, and then only in accordance with the country’s applicable local regulations and requirements.

Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited. However, certain facilitating payments are permitted as discussed below.

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No Company employee or agent is permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct other than facilitating payments.

•	Officers, directors and employees may not solicit or accept a kickback or bribe, in any form, for any reason.

Anti-Kickback Statute

In the United States, there is a special healthcare law (known as the Anti-Kickback Statute) that prohibits the offering of anything to a person that is intended to influence that person to recommend or purchase a healthcare product (including a prescription medication) or service that may be reimbursed by Medicare or Medicaid. This is to ensure that a healthcare provider’s decision about a choice of treatment or product for his or her patient not be influenced by motives of personal gain or enrichment.

Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

As noted above, the Company is committed to complying with the laws of the countries where it operates. In some countries, a very limited category of small payments to facilitate or expedite routine non-discretionary governmental actions may be permitted as exceptions to anti-bribery laws, including the U.S. Foreign Corrupt Practices Act. The requirements pertaining to such payments are complex. Company employees engaged in international business activities should be familiar with the rules regarding this type of payment and must obtain prior approval of the Chief Compliance Officer before making any such payment.

These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

Import and Export Regulation/Trade Compliance

Because of the international nature of its business, the Company is subject to the import and export laws and regulations of the United States and certain foreign governments. These laws and regulations govern the international transfer of all products and services of the Company, as well as technology, information and ideas belonging to the Company.

Under U.S. law, no technology may be exported without the proper government export licenses and documentation. Exports of technology include not only technology shipped via freight, but also technology that is hand-carried (employees traveling overseas), sent via courier services or U.S. mail, electronically transmitted, and/or disclosed to foreign nationals in the United States or abroad. “Technology” is defined as hardware, software, technical documentation, product specifications, technical data, etc.

It is the responsibility of Company employees to ensure that proper documentation accompanies each export or disclosure. Failure to export or re-export without the proper export license or documentation can jeopardize the Company’s compliance with U.S. export laws, as well as those laws of foreign countries. Non-compliance can result in denial of export privileges, criminal penalties, seizure of commodities and fines to the Company and its employees.

The Company is prohibited from doing business with certain individuals, groups or organizations in both domestic and export markets. The Chief Compliance Officer should be consulted to ensure the Company is not conducting business with a prohibited party.

It is the Company’s policy to comply fully with all applicable U.S. and foreign laws controlling the export and re-export of products, technology and services. Employees must exercise the necessary diligence to ensure that the Company and its employees, contractors, joint ventures and distributors/resellers involved in the export or re-export of U.S. origin goods, technology and services comply with all applicable U.S. and foreign government regulations regarding exports.

Anti-Boycott Compliance

The United States has enacted anti-boycott regulations which make it unlawful for U.S. persons to participate in any activity that could have the effect of promoting or supporting a boycott or restrictive trade practice of another country against customers or suppliers located in a country friendly to the United States or against a U.S. person, firm or corporation. Boycott issues arise most frequently in connection with the Arab boycott of Israel. Prohibited actions include, but are not limited to, furnishing information about business relationships with boycotted countries or information about race, religion, sex or national origin. Any request to participate in such activity should be immediately reported to the Chief Compliance Officer.

Gifts and Entertainment

Employees may not receive business-related gifts or provide business-related gifts, meals, travel or entertainment (in cash or in kind). Employees may however receive or provide a business courtesy (nominal value which is defined as an amount not to exceed $25) for a (i) lifetime event, including but not limited to, a death, birth or marriage of the employee/vendor or a close family member, or (ii) religious holiday. It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business. Cash equivalents include, among other things, checks, money orders and vouchers. Please also see the section above under the heading “Anti-Kickback Statute.”

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

The integrity of the Company’s records and public disclosures depends on the accuracy, completeness and validity of the information supporting the entries to the Company’s books and records. All employees are responsible for the accuracy of such information. The records and books of account of the Company shall meet the highest standards and accurately and fairly reflect, in reasonable detail, the assets, liabilities, revenues, costs and expenses of the Company, as well as all transactions and changes in assets and liabilities. Specifically, the Company requires that:

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No entry shall be made in the books and records of the Company that intentionally hides or disguises the nature of any transaction or of any of its liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	Transactions shall be supported by appropriate documentation;

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The terms of commercial transactions shall be reflected accurately in the documentation for such transactions, and all such documentation shall be reflected accurately in the Company’s books and records;

•	Employees shall comply with the Company’s system of internal controls; and

•	No cash or other assets shall be maintained for any purpose in any unrecorded or “off the books” fund.

Employees must not create false or misleading documents or accounting, financial or electronic records for any purpose, and no one may direct an employee to do so. For example, expense reports must accurately document expenses actually incurred in accordance with Company policies. Employees must not invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose. No employee may take or authorize any action that would cause the Company’s financial records or disclosures to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws rules and regulations. All employees are expected to cooperate fully with the accounting department of the Company, as well as its independent public accountants and outside legal counsel, respond to their questions with candor, and provide them with complete and accurate information to help ensure the books and records (and public disclosures) of the Company are accurate and complete.

The Company’s books and records are relied upon to produce reports for the Board of Directors, management, stockholders, creditors and government agencies. The Company also relies on its books and records, particularly those relating to financial and accounting matters, to prepare periodic reports filed with the SEC. Employees who handle, collect, provide or analyze information for, or contribute in any way to the preparation or review of the information used in these periodic reports should use their best efforts to ensure that the information the Company discloses is full, fair and accurate. No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of the Company’s reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of the Company’s reports accurate in all material respects.

GOVERNMENT INQUIRIES AND INVESTIGATIONS

It is the Company’s policy to cooperate fully with all government agencies in the proper performance of their authorized business. Employees must promptly notify their supervisors and the Company’s Legal Department of any government investigation or inquiries from government agencies.

Employees must not obstruct the collection of information, data or records. The Company provides information to government agencies that they are entitled to during an inspection, investigation or request for information. Employees must not lie to government investigators or make misleading statements. Employees must not attempt to cause another employee to fail to provide accurate information to government investigators.

Employees should refer to, and are expected to comply with, the Company’s Governmental Inquiries and Investigations Policy.

HEALTHCARE/REGULATORY COMPLIANCE

Healthcare Laws

As a pharmaceutical manufacturer, the Company is part of a unique industry. The purchaser of the Company’s products is often not the individual or entity recommending, prescribing or using them. The purchaser (or reimburser of medicines) may be the government or a healthcare insurance company, while the decision-maker will be the doctor, the healthcare institution or organization, a pharmacist or even the patient. Because of this, the pharmaceutical industry is subject to a host of rules and regulations designed to protect the public. The Company is committed to full healthcare law compliance globally.

In the United States, healthcare law compliance seeks to, among other things:

•	reduce fraud and abuse in federal healthcare programs (Medicare and Medicaid);

•	eliminate the improper influence of financial incentives on medical judgment;

•	protect patients and improve the quality of healthcare services;

•	reduce the cost of healthcare; and

•	ensure the proper use of taxpayer money.

Employees must comply with all laws relating to the conduct of business in the pharmaceutical industry.

Patient Privacy

During the course of business activities, the Company may have the opportunity to view a person’s medical records or other personal medical information. This information is entrusted to the Company with the understanding that it will be kept confidential. Employees must guard the confidentiality of all medical information in their possession. In fact, the disclosure of confidential medical information is strictly prohibited by law in most countries.

FDA

The Company operates in a highly regulated environment. The agencies that regulate its business include the Food and Drug Administration (FDA), the Federal Trade Commission

(FTC) plus many other federal, state and local agencies. The Company and its employees must comply with the regulatory requirements of these agencies. Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information. Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to a supervisor or the Chief Compliance Officer and otherwise to comply with the Company’s Whistleblower Policy.

Research and development in the pharmaceutical field is subject to many legal and regulatory standards, including certain standards relating to ethical conduct of scientific and medical research. The Company requires all of its employees to comply with these standards and regulations.

Product Experience

The Company has a worldwide practice of keeping medical professionals fully informed of the uses, safety, contraindications and side effects of its products and, where appropriate, their operational requirements and characteristics. The Company provides this information using:

•	package inserts;

•	mailings to physicians and other healthcare professionals;

•	educational and/or promotional materials; and

•	presentations by Company representatives.

The information provided must be consistent with the worldwide body of scientific knowledge pertaining to the relevant products and must comply with local requirements of good medical practice and government regulation.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, consultants, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Company business. This prohibition generally includes purchasing the Company’s securities on margin, engaging in short sales with respect to the Company’s securities, buying or selling puts or calls with respect to the Company’s securities and engaging in derivative transactions with respect to the Company’s securities. To assist in the compliance of this policy, the Company has adopted an Insider Trading Policy. The basic guidelines of this policy are outlined below, and the full Insider Trading Policy is available upon request.

Insider Trading

Inside information is material information about a publicly-traded company that is not known by the public.

Non-Public Information

Information is “non-public” if it is not available to the general public. For information to be considered public, it must be widely disseminated in a manner making it generally available to investors through media like Dow Jones, Reuters, The Wall Street Journal or the Associated Press. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination, unless and until publicly confirmed or denied by the Company.

Material Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision whether to buy, sell or hold a security or if the information is likely to have a significant effect on the market price of the security. The materiality of information depends upon the circumstances. Material information can be positive or negative and can relate to virtually any aspect of a company’s business.

Some examples of material information include, but are not limited to, the following:

•	Unpublished financial results;

•	Projections of future earnings or losses or changes thereto;

•	News of a pending or proposed merger;

•	News of a pending or proposed company transaction;

•	Acquisitions/divestitures;

•	Significant changes in corporate objectives;

•	Changes in dividend policy;

•	Gain or loss of a substantial customer or supplier;

•	New product announcements of a significant nature;

•	Significant pricing changes;

•	Stock splits;

•	New equity or debt offerings;

•	Significant litigation exposure due to actual or threatened litigation; and

•	Major changes in senior management.

The above list is only illustrative; many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to re-assessment on a constant basis. In addition, inside information is not limited to information about the Company. It also includes non-public information about others, including customers, suppliers and competitors.

Insider trading is prohibited by law. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Trading

If an individual is aware of material, non-public information, he or she must allow at least two full trading days following the public announcement of such information before trading in the Company’s securities. This two-day period permits a reasonable amount of time to elapse for the market to react to the information contained in the announcement.

Additional questions regarding this policy should be directed to either the Company’s Investor Relations Department or Legal Department.

Confidential Information

One of the Company’s most important assets is proprietary and confidential information. Employees who have access to or have possession of any proprietary or confidential information entrusted to them should maintain the confidentiality of such information, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information (whether in written or verbal form), including information that might be of use to competitors, or harmful to the Company or its customers if disclosed, and includes (but is not limited to) production processes, research and development projects, customer lists, products, prices, business strategies and undisclosed financial data. Each employee is responsible for ensuring that proprietary information is protected from theft, damage, unauthorized disclosure or inappropriate use. All employees must sign a Proprietary Interest Protection Agreement when they join the Company and should review the provisions periodically.

Employees should not share confidential information of the Company’s collaborators, license partners or suppliers with third parties or others within the Company who have no legitimate business purpose for receiving such information. Improper disclosure of such information by an employee would violate the Proprietary Interest Protection Agreement between the employee and the Company and may lead to disciplinary action, up to and including termination. It could also constitute an illegal act resulting in civil liability and/or criminal penalties.

Employees should take all appropriate measures to avoid inadvertent disclosure of confidential information. Materials that contain or might contain confidential information such as presentations, memoranda, working papers, data storage devices or disks and laptop computers should be stored and maintained in a secure location. Unauthorized release or posting of information concerning the Company’s business via the internet is prohibited, including discussions (anonymous or not) about the Company’s business in “chat rooms,” on “message boards” or on “blogs.” All Company-related correspondence, e-mail, voicemail and electronic communications are presumed to be confidential and should not be disseminated outside of the Company, except for legitimate business purposes.

COMPANY FUNDS AND PROPERTY

Employees with access to Company money, information or property have a responsibility to avoid the misuse of such assets. Every employee is responsible to ensure that normal precautions are taken to secure equipment, supplies and other Company assets from theft or misuse. No payment on behalf of the Company may be made, offered or authorized with the intention or knowledge that any part of it is to be used for personal or any unlawful purpose or a purpose other than that described by the records supporting the payment.

WORK ENVIRONMENT

The Company hires all employees with a simple set of expectations. Employees are expected to work productively and conduct themselves in a manner that is professional and appropriate to the workplace and the Company’s business. Each employee should maintain a mature and responsible attitude and is expected to perform his or her job in a safe, competent and professional manner and to treat customers and other employees with respect.

Workplace Safety

It is the policy of the Company to provide a safe and healthy working environment. The Company is committed to providing the resources necessary to meet this objective. Each task or activity should be conducted safely. Safety must be a way of life within the Company. All employees must recognize their obligation to help create a safe workplace and conduct themselves in a safe manner. Each employee is expected to contribute to the safety of his or her co-workers by following all corporate, business unit, location, state, federal & industry laws, rules, regulations and guidelines. To help ensure a safe and healthy work environment, the Company prohibits certain activities. Examples include but are not limited to:

•	Threatening or violent behavior, or even the suggestion of such behavior toward others, including co-workers, customers and suppliers;

•	Possession of firearms, explosives or other weapons anywhere on Company property or while conducting Company business;

•	Willful destruction of Company property or the property of others; and

•	Conducting any unlawful or dangerous activities.

Harassment-Free Workplace

The Company is committed to providing a work environment that is free from all forms of harassment, whether that harassment is because of race, color, religion, sex, national origin, ancestry, citizenship, age, gender, physical or mental disability, medical condition, marital status, pregnancy, sexual orientation, veteran status or any other characteristic protected by law. The Company will not tolerate any forms of unlawful discriminatory harassment, including sexual harassment, against its employees whether by executives, managers, co-workers or by vendors or customers. This policy applies to harassment occurring in the work environment whether or

Company premises, on client or other work or Company-related settings, and applies regardless of the gender of the individuals involved. Employees should refer to, and are expected to comply with, the Company’s Harassment-Free Workplace Policy.

Substance-Free Workplace

The Company is committed to taking appropriate action to ensure a safe, substance-free workplace. The misuse of illegal drugs or alcohol while on Company premises or business interferes with a safe and productive work environment and is prohibited. Specifically, the Company prohibits the use, possession, distribution or sale of illegal drugs or alcohol on its premises, in its vehicles and while conducting Company business.

Employees may possess and consume alcohol provided by the Company at authorized Company functions or in certain legitimate business settings. However, employees are expected to act responsibly and to drink in moderation at all such times.

Mutual Respect and Teamwork — Valuing Differences

The Company wants to ensure that the skills and talents of all employees are fully valued and utilized. The Company is committed to providing equal opportunity to all employees, regardless of race, color, religion, sex, national origin, ancestry, citizenship, age, gender, physical or mental disability, medical condition, marital status, pregnancy, sexual orientation, veteran status or any other characteristic protected by law. All personnel actions and employment practices must be in accordance with this commitment. The Company guarantees the right of equal employment opportunity for all employees in any program in the Company. These actions include, but are not limited to:

•	recruitment, job placement, transfers and promotions;

•	training;

•	compensation and benefits;

•	performance management, layoff or termination of employment;

•	opportunity to work in an environment free of harassment; and

•	participation in Company activities.

Open Door Policy

The Company believes that communication is the avenue for the development of ideas, resolution of issues and understanding each other’s needs, expectations and responsibilities. Employees are encouraged to express themselves to their supervisors about any matters relating to their jobs and suggestions for improving the Company’s operations. If a supervisor cannot address or resolve the issue, then the employee can take the matter to higher management or other appropriate persons. Differing opinions and expressions of concern are welcome. While persons may disagree with one another, the Company believes that healthy discussion is important.

Employee Information Confidentiality

The Company respects the confidentiality of personal information about its employees. In the employment relationship, it is necessary to collect and maintain a significant amount of personal information. Apart from the disclosure of information required by legal proceedings or government filings, Company personnel with access to such information are prohibited from releasing the information except on a need to know basis or with prior approval of the affected employee.

ENVIRONMENTAL

The Company must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business. Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations. Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

It is the policy of the Company to conduct its operations in a responsible manner that protects the health, environment and safety of its employees and the public. The Company will (i) recognize and respond to community concerns about products and operations, (ii) participate with regulatory authorities and others to assure compliance with applicable laws, regulations and standards which safeguard the community, workplace and environment and (iii) actively investigate and initiate programs designed to prevent or minimize the generation and subsequent disposal of all waste materials. Company personnel are required to maintain knowledge of the environmental rules and regulations that apply to their operations.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates any provision of this Code may be subject to disciplinary action, up to and including termination. Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

On an annual basis, all employees in management positions and selected other positions will be required to certify that they have complied with this Code in a manner determined by the Company from time to time.

Reporting Procedures and Other Inquiries

Each employee has a responsibility to promptly report any suspected misconduct, illegal activities or fraud, including any questionable accounting, internal accounting controls and auditing matters, or other violations of federal and state laws or of this Code in accordance with the provisions of the Company’s Whistleblower Policy.

The Company has established a procedure under which alleged misconduct may be reported confidentially and anonymously. Employees may anonymously report an alleged violation by contacting the Company’s third-party reporting hotline service provider at (866) 623-0206 or such other number(s) as the Company may from time to time provide to employees.

When reporting an actual or possible violation, employees will be asked to provide the time, location, names of the people involved and other details so that the Company can appropriately investigate. Anonymous reports should be factual instead of speculative or conclusory and should contain as much specific information as possible to allow the persons investigating the report to adequately assess the nature, extent and urgency of the situation. Employees should realize that if an anonymous report cannot be properly investigated without additional information, the Company may have to close the matter for lack of sufficient information.

The Company prohibits retaliation or retribution against any person who in good faith reports an ethical concern. However, anyone who uses this Code or any compliance program to spread falsehoods, threaten others, damage another person’s reputation or any other improper purpose will be subject to disciplinary action, up to and including termination.

Upon receipt of any reported violation of this Code by any person other than an executive officer or director of the Company, the Chief Compliance Officer will determine whether the information alleged in the report alleges or contains allegations that might constitute a violation of this Code. To the extent the Chief Compliance Officer deems appropriate, the Compliance Officer will appoint one or more internal and/or external investigators to promptly and fully investigate such report under the supervision of the Chief Compliance Officer. The Chief Compliance Officer shall, to the extent deemed appropriate, consult with the Audit Committee with respect to conduct or results of any such investigation. The Chief Financial Officer, internal audit and others may be called upon to assist in the investigation as the Chief Compliance Officer or the Audit Committee deems necessary.

With respect to any other report, upon receipt of such report, the Chief Compliance Officer will determine whether the information alleged in the report alleges or contains allegations that might constitute misconduct. The Audit Committee (and the Chief Financial Officer if not the subject of the alleged misconduct) shall be notified promptly of reports of alleged misconduct determined to involve accounting, internal accounting controls and auditing concerns or alleged violations of this Code by executive officers or directors of the Company. The Audit Committee will, to the extent it deems appropriate, appoint one or more internal and/or external investigators to promptly and fully investigate claims of alleged misconduct, under the supervision of the Chief Compliance Officer, or, in the case of (i) alleged Misconduct relating to accounting, internal accounting controls and auditing concerns or (ii) alleged violations of this Code by executive officers or directors of the Company, under the supervision and oversight of the Audit Committee or such other persons as the Audit Committee determines to be appropriate under the circumstances. The Chief Financial Officer, internal audit and others may be called upon to assist in the investigation as the Chief Compliance Officer or the Audit Committee deems necessary.

Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including termination.

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Questions regarding the policies in this Code may be directed to the Chief Compliance Officer. Managers and supervisors can provide timely advice and guidance to employees on ethics and compliance concerns and are expected to take a leadership role in promoting ethical business conduct.

This document is not an employment contract between Abraxis BioScience and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify the existing obligation for proper conduct of each employee, officer and director (as applicable). The standards and the supporting policies and procedures may change from time to time in the Company’s discretion. Each individual is responsible for knowing and complying with the current laws, rules, regulations, standards, policies and procedures that apply to the Company’s work.